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EXHIBIT 10.3

                                LICENSE AGREEMENT

                             SIERRA MEDICINALS, INC
                             ----------------------

                       (Dr. Steven Rosenblatt, M.d., Phd.)

This agreement ("Agreement") is made by and between Sierra Medicinals, Inc., 2029 Century Park East, Suite 1112, Los Angeles, CA 90067 ("LICENSOR") and L. Perrigo Company ("LICENSEE") and is effective as of MAY 8, 2003 ("EFFECTIVE DATE"), upon full execution by both parties. Licensee is located at 515 Eastern Avenue, Allegan, Michigan, 49010. In consideration for the mutual obligations described below, Licensor and Licensee hereby agree to the following:

                                     PREMISE

         Licensor has Dr. Steven Rosenblatt, M.D., Phd., ("ROSENBLATT") a licensed practicing medical doctor with a reputation for expertise in the human dietary supplement field (the "LICENSED FIELD") under contract.

         Licensee is a manufacture and marketer of dietary maintenance and supplements of all types, including the types within Licensor's expertise.

         Licensor, in pursuit of its business interests, and Rosenblatt, in pursuit of his professional practice, desire to grant Licensee rights to the Licensed Elements (defined below) and Licensee desires to utilize such rights all as described below.

                                 SPECIFIC TERMS

1. GRANT OF RIGHTS.

     A. Subject to all the terms and conditions of this Agreement, Licensor hereby grants Licensee the following exclusive rights with respect to the Licensed Products, during the Term and within the Territory: the right to use the Licensed Elements in connection with the creating, developing, manufacturing, marketing, promoting, advertising, distributing, and sale of the Licensed Products through Authorized Distribution Channels.

     B. "LICENSED PRODUCTS" consist solely of the following product items that use the Licensed Elements, and include their associated packaging:

Weight loss products used for human dietary maintenance and supplements.

     C. "LICENSED ELEMENTS" means the likeness and name of Rosenblatt. "Licensed Elements" includes the Rosenblatt name and all testimonials, commentary or endorsement, writing or oral expression of any sort with respect to the Licensed Products. "Licensed Elements" includes any drawing, likeness, photograph, or other graphic representation media now in existence or created in the future intended to identify or actually identifying Rosenblatt.






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     D. The "TERM" shall begin as of the Effective Date of this Agreement and end on this date in 2006, unless sooner terminated pursuant to the provisions of this Agreement.

     E. The "TERRITORY" means: United States, Canada, Mexico, and the United Kingdom, including in each case, their Territories, Possessions, and Military Installations.

     F. "AUTHORIZED DISTRIBUTION CHANNELS" consist of the Food, Drug, Mass Market Retailers, and Health Food Store and Independent Retail outlets. "MASS MARKET RETAILERS" means retailers that are generally understood to be mass merchants (such as Kmart, Wal-Mart, and Target), mass market toy chains, warehouse clubs, convenience stores, superstores, drugstores, supermarkets, and grocery stores, and includes mail order, print catalog, and online sites operated by the above retailers. "HEALTH FOOD STORE AND INDEPENDENT RETAILERS" means retailers that are generally understood to be health food chain stores (such as Whole Foods, Wild Oats and GNC) and non chain, independent retailers in each case who are selling dietary supplements. Licensee is authorized to use wholesalers and distributors customarily used in the industry to reach Licensee's Authorized Distribution Channels.

2. FINANCIAL TERMS.

     A. ROYALTIES. In consideration for the rights granted to Licensee under this Agreement, Licensee shall pay Licensor (and not Rosenblatt) royalties equal to the percentages set forth below of Licensee's "Net Invoiced Billings" from all sales of the Licensed Products during the Term by Licensee in the territory through the Authorized Distribution Channels.

              During the first 12 months of the term hereof        - 3%
              During the balance of the term hereof                - 5%

     B. PAYMENT METHOD. All payments to Licensor under this Agreement shall be made by check payable to Licensor and sent to the address first written. No later than 30 days after the end of an Accounting Period (starting from the first Accounting Period in which Licensee has sold a Licensed Product), Licensee shall pay Licensor all royalties due with respect to such Accounting Period.

     C. ACCOUNTING PERIODS. The "Accounting Period" for royalty reporting will be calendar quarters.

     D. NET INVOICED BILLINGS. "Net Invoiced Billings" means actual invoiced billings (i. e., sales quantity multiplied by Licensee's actual selling price) for the Licensed Products sold, minus only the "Authorized Deductions". "Net Invoiced Billings" does not include invoiced charges for taxes, packaging, handling, or transportation of Licensed Products within the Territory so long as such charges are separately identified on the sales invoice. "Authorized Deductions" consist solely of (i) volume or other discounts, (ii) returns, (iii) defective good allowances, (iv) allowances in lieu of returning goods, (v) slotting fees, or (vi) feature and display promotions provided.

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     E. ROYALTY STATEMENTS. Simultaneous with Licensee's royalty payments,
Licensee shall deliver to Licensor a complete and accurate royalty statement with respect to all sales of the Licensed Products occurring in the applicable Accounting Period. Each royalty statement shall include the following information, in the aggregate and broken down by country for the Licensed
Products: (i) number of units sold of each SKU of each Licensed Product, (ii) gross proceeds derived from Licensee's sales of the Licensed Products, (iii) all credits issued by Licensee to its customers for returns received, (iv) all allowable discounts and allowances issued by Licensee to its customers, (v) a complete calculation of Licensor's royalties including any adjustments for prior Accounting Periods, and (vi) additional information as reasonably needed to make the information presented to be clearly understandable.

     F. AUDITS. Throughout the Term and for at least 18 months thereafter, Licensee shall maintain at its address complete and accurate books of account and related documents such as vouchers and invoices relating to the financial obligations of Licensee to Licensor under this Agreement. Licensor or its designated representative shall have the right, during the Term and thereafter (but not more frequently than once each calendar year), to examine and audit such books of account and related documents. Such examination shall be made in a reasonable manner by prior appointment with at least one week's notice during normal business hours and at the location where such books of account and related documents are maintained. Licensee shall reasonably cooperate with Licensor in facilitating such examination. If an audit indicates monies due to either party, then the party owing money shall promptly pay such amount together with interest from the date the amount was due until the date of payment; the interest rate shall be 1 percent per month. Licensor's receipt or acceptance of any payment or royalty statement shall not preclude Licensor from questioning the correctness of such payment or statement up to six months after the receipt thereof by Licensor and shall not limit any other rights that Licensor shall have under this Agreement or otherwise.

     G. COSTS. Except as expressly agreed, each party is responsible for its own costs in connection with its activities under this Agreement.

3. PROMOTIONS.

     A. RETAILER PRESENTATIONS. Licensor shall, upon Licensee's written request at least 30 days in advance of an event, make Rosenblatt available to attend, participate in, and assist Licensee in not more than five seminar sessions during each calendar year. A seminar session is an event aimed at customers of Licensee to introduce and/or educate such customers on the effect and use of the Licensed Products. Licensor's and Rosenblatt's participation in such sessions shall be as requested and designated by Licensee.

     B. CONSUMER PROMOTIONS. Licensor shall, upon Licensee's written request at least 30 days in advance of an event, make Rosenblatt available to attend, participate in, and assist Licensee in not more than 10 consumer promotional events during any calendar year. A promotional event is one aimed at consumers of Licensed Products to introduce and or educate such consumers on the effect and use of the Licensed Products, provide endorsements on copies of Licensor's Materials (defined in 5 F below), Licensor's or Rosenblatt's books or writings, or similar promotional event. Licensor's and Rosenblatt's participation in such sessions shall be as requested and designated by Licensee.

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     C. FORMULATIONS. In the event that Licensor or Rosenblatt assist in or provide formulation advice with respect to any product, the result shall be the sole property of Licensee and Licensor and Rosenblatt shall provide reasonable documentation of such ownership upon request. Neither Licensor nor Rosenblatt shall not be entitled any additional compensation as a result of assistance or any formulation provided to Licensee during the Term.

     D. PHOTOGRAPHS. Licensor shall, upon Licensee's written request at least 30 days in advance, make Rosenblatt available to be photographed for purposes of Licensee's use hereunder.

     E. TRAVEL AND EXPENSES. Licensee shall reimburse Licensor for all reasonable and necessary out-of-pocket travel expenses incurred by Licensor and Rosenblatt in connection with A through D which that have been approved in advance by Licensee and, to the extent available, booked through Licensee's captive travel department.

4. RIGHTS OF APPROVAL. Licensee acknowledges that in order to ensure that the appearance, quality, manufacturing, marketing, sale, distribution, and other exploitation of the Licensed Products are consonant with Rosenblatt's name and reputation and with the goodwill associated with Rosenblatt and the Licensed Elements, to ensure the protection of Licensor's copyrights and trademarks, and to advance Licensor's educational and business interests, Licensor has and retains the sole and exclusive right to approve any use of any portion of the Licensed Elements under this Agreement. Licensee shall provide a complete copy of each proposed use to Licensor at the address above, and if no written objection to such use specifying in detail the basis for the objection is received by Licensee at the address above within seven calendar days of receipt of such copy by Licensor, Licensor shall be deemed to have irrevocably approved of such use. Licensor may not unreasonably withhold an approval hereunder. Once approved by Licensor, Licensee shall not make any changes to any approved use without the further approval of Licensor hereunder.

5. INTELLECTUAL PROPERTY.

     A. OWNERSHIP OF LICENSOR MATERIALS.

         (i) In recognition of Licensor's ownership and substantial investment in the Licensed Elements, and the need for Licensor to protect the integrity of the Licensed Elements, Licensor shall own all right, title, and interest (including all trademarks, copyrights, registrations, renewals, and extensions throughout the world) in and to the "Licensor Materials," except for rights of use granted to Licensee in this Agreement. The "Licensor Materials" shall mean
(i) the Licensed Elements and (ii) all non separable embodiments (including embodiments of the foregoing in tools, molds, models, plates, and other manufacturing materials provided that Licensee shall retain title to the physical form of such manufacturing materials). Licensor shall have the sole right to register copyrights and trademarks in the Licensor Materials.

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         (ii) Other than Licensee's employees acting within the scope of their employment, Licensee shall obtain from all persons and entities ("Contributors") who make contributions to the Licensor Materials on behalf of Licensee written agreements establishing that their contributions shall be considered works made for hire for Licensee under United States copyright laws. Licensee shall ensure that, to the extent that all right, title, and interest to such contributions do not vest in Licensee by reason of being works made for hire, such Contributors irrevocably assign and transfer to Licensee all of their right, title, and interest to their contributions. Licensee shall irrevocably assign and transfer to Licensor all of its right, title and interest to any contributions made by Licensee or by a third party on behalf of Licensee to the Licensor Materials.

         (iii) Other than the rights of use granted to Licensee under this Agreement, Licensor reserves all rights to the Licensor Materials and shall be free to exercise such rights at anytime without any obligation to Licensee.

     B. VALIDITY OF LICENSED ELEMENTS. Licensee acknowledges and agrees that all the Licensed Elements have acquired a secondary meaning in the mind of the purchasing public and that, to the extent the law allows, it (i) will not contest or challenge the validity of the rights granted under this Agreement,
(ii) will not claim adversely to Licensor any right, title, or interest in any of the Licensed Elements, and (iii) will not use or register as a trademark or claim any copyright in any item that is the same as or confusingly similar to any of the Licensed Elements. Except as granted to and may inure Licensee under this Agreement, all uses of the Licensed Elements, including any goodwill generated from such uses, shall inure to the benefit of Licensor.

     C. NEW TRADEMARKS.

         (i) Licensee at its own cost shall be responsible for ensuring that all product names and new trademarks that Licensee desires to create in connection with the Licensed Products will not infringe the rights of any third parties, and Licensee shall conduct all necessary searches and clearances.

         (ii) Any trademark registrations for such product names and new trademarks, including those that in any way incorporate any of the Licensor Materials (including the names and attributes of the characters included in the Licensed Elements) will be filed by Licensor at his own expense and will be treated as part of the Licensed Elements. Any trademark registrations for such product names and new trademarks that do not in any way incorporate any of the Licensor Materials will be filed by Licensee at its own expense and owned by Licensee free and clear of any claim by Licensor, whether or not used in conjunction with any of the Licensed Elements.

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     D. PROTECTION OF LICENSOR'S RIGHTS. Licensor will be responsible for all decisions relating to the protection of Licensor's rights including the handling of apparent infringements of the Licensor Materials and will consult with Licensee as appropriate before making such decisions. Licensee shall inform Licensor if Licensee learns of any material infringement of the Licensor Materials. Licensee shall reasonably cooperate with Licensor in protecting Licensor's rights in the Licensor Materials including executing, filing, and delivering documentation requested by Licensor (e. g., proof of trademark use). Licensor will reimburse Licensee for pre-approved out-of-pocket costs incurred by Licensee while cooperating under this paragraph.

     E. OWNERSHIP OF LICENSEE MATERIALS. Licensee shall own all right, title, and interest (including all copyrights, renewals, and extensions throughout the world) in and to the Licensee's logos, trademarks, trade names, patents, and copyrighted materials (including the portions of a catalog, promotional materials, or the portions of a Licensed Product) that are not the Licensor Materials.

6. REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION.

     A. LICENSOR. Licensor represents and warrants that:

         (i) Licensor's execution of this Agreement is duly authorized without the need of any consent of any third party and this Agreement is a valid and binding obligation of Licensor enforceable in accordance with its terms.

         (ii) Licensor owns or has exclusive control of all rights in the Licensor Materials and the Licensed Elements granted to Licensee under this Agreement.

         (iii) Licensee's authorized use, in accordance with all of the provisions of this Agreement, of any materials provided by Licensor shall not infringe the rights of any third party and shall be free and clear of all claims of any third person, including Rosenblatt.

     B. LICENSEE. Licensee represents and warrants that:

         (i) Licensee's execution of this Agreement is duly authorized without the need of any consent of any third party, and this Agreement is a valid and binding obligation of Licensee enforceable in accordance with its terms.

         (ii) Licensor shall be included as an additional insured on such insurance as Licensee shall in its sole discretion carry from time to time in respect of the Licensed Products sold utilizing the Licensed Elements.

     C. INDEMNIFICATION. Each of Licensee and Licensor shall at all times defend, indemnify, and hold harmless the other and the other's trustees or directors, officers, employees, and agents from and against any and all third party claims, damages and liabilities, and reasonable costs and expenses, growing out of or arising from the fault of the indemnitor, whether or not occurring in the course of performance under this Agreement, or any actual or alleged breach or default by the indemnitor of its agreements, covenants,

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representations, or obligations under this Agreement. If an indemnitee hereunder becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration, or other proceeding against the indemnitee by any third party, the indemnitee shall give the indemnitor prompt written notice of such claim. Such notice shall provide the basis on which indemnification is being asserted and be accompanied by copies of all relevant pleadings, demands, and other papers related to the claim and in the possession of the indemnitee. The indemnitor shall have a period of 10 days after delivery of such notice to respond. If the indemnitor elects to defend the claim or does not respond within the requisite 10-day period, the indemnitor shall be obligated to defend the claim, at its own expense, and by counsel reasonably satisfactory to the indemnitee. The indemnitee shall cooperate, at the expense of the indemnitor, with the indemnitor and its counsel in the defense, and the indemnitee shall have the right to participate fully, at its own expense, in the defense of such claim. If the indemnitor responds within the required 10-day period and elects not to defend such claim, the indemnitee shall be free, without prejudice to any of the indemnitee's rights hereunder, to compromise or defend (and control the defense of) such claim. In such case, the indemnitor shall cooperate, at its own expense, with the indemnitee and its counsel in the defense against such claim, and the indemnitor shall have the right to participate fully, at its own expense, in the defense of such claim. Any compromise or settlement of an claim or action shall require the prior written consent of both parties hereunder, such consent not to be unreasonably withheld or delayed. Despite the foregoing, if at any time it appears that any intellectual property right of a party will be in issue as part of such claim, such party shall have the right to defend such right at its own expense, except that such defense shall be at the expense of the party whose act or omission caused such intellectual property right to be in issue.

7. ASSIGNMENT. Neither party shall assign, sublicense, encumber, pledge, or otherwise transfer any or all of its rights or obligations under this Agreement without the other party's prior written approval in its sole discretion, provided, however, that Licensee may assign this Agreement without the consent of Licensor to any entity under common control with Licensee. Despite any such approved assignment or other transfer, the assignor or transferor shall, after such assignment or transfer, continue to guarantee its obligations under this Agreement and shall ensure that its permitted assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement. No assignee or transferee shall acquire any rights greater than those of the assignor or transferor under this Agreement. The foregoing restrictions on transfer and assignment shall be binding on all subsequent permitted assignees or transferees of the original assignee or transferee of Licensee.

8. EXPIRATION AND TERMINATION.

     A. SELL-OFF PERIOD. Upon the expiration of the Term, but not the earlier termination of this Agreement, Licensee shall have the right to sell Licensed Products existing at the expiration of the Term using the Licensed Elements, provided that the Licensed Products are marketed, distributed, sold, and accounted for consistent with terms in effect during the Term (but in all cases on a nonexclusive basis).

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     B. TERMINATION BY LICENSOR. Licensor shall have the right at any time to immediately terminate this Agreement (except as prohibited by federal or state law) if any one of the following occurs:

         (i) Licensee breaches any of its material obligations or agreements or any representations or warranties, and such breach is not cured within 90 days after written notice of breach from Licensor. The foregoing does not apply to Licensee's obligations to account and make payments to Licensor under this Agreement.

         (ii) After commencing the sale of Licensed Products using the Licensed Elements, Licensee fails to continuously sell Licensed Products using any Licensed Element for 12 months or more.

         (iii) Licensee makes an assignment for the benefit of creditors without Licensor's prior written consent or becomes insolvent or subject to any bankruptcy, insolvency, or receivership proceeding of any nature.

     C. TERMINATION BY LICENSEE. Licensee shall have the right at anytime to terminate this Agreement upon 30 days prior written notice.

     D. EFFECT OF EXPIRATION OR TERMINATION. Upon expiration of the Term or termination of this Agreement:

         (i) Except for Licensee's sell-off rights if any under Section 8.A (in the event of the expiration of the Term only), all rights and licenses granted under this Agreement to Licensee shall immediately and automatically revert to Licensor to exercise without any obligation to Licensee.

         (ii) The parties' obligations to account and make payment to each other under this Agreement shall survive as shall their representations, warranties and indemnities and other rights and obligations that by their nature would survive.

9. CONFIDENTIALITY. "Confidential Information" means information that the disclosing party has marked or designated as "confidential." Information obtained during a royalty audit shall be treated as Confidential Information. The terms of this Agreement shall be treated as Confidential Information. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving party knew prior to receiving such information from the disclosing party or develops independently. Each party agrees that it will not disclose to any third party or use any Confidential Information except in performing this Agreement, and that it will take all reasonable measures to maintain the confidentiality of Confidential Information. Notwithstanding the foregoing, each party may disclose Confidential Information to the extent required by law or governmental authority (provided that it gives the other party written notice prior to such disclosure) or on a "need to know" basis under an obligation of confidentiality to its legal counsel, accountants, and financing sources.

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10. NOTICES AND COMMUNICATIONS. Notices to LICENSOR shall be sent in writing to
LICENSOR's address above to the attention of Herman H. Rappaport, CEO. Notices to LICENSEE shall be sent in writing to LICENSEE's address above, to the attention of Scott Sensenbrenner [fax number (269) 673-1160] with a copy to the attention of the General Counsel of Licensee. Either party may change its address or contacts under this Agreement by written notice to the other party. All notices, requests for approval or consent, or other communications shall be sent in writing in English. All notices under this Agreement shall be delivered by personal delivery, reputable overnight courier, confirmed facsimile, or certified or registered mail (return receipt requested), and will be deemed given upon delivery, one day after deposit with overnight courier, upon confirmation of receipt of facsimile, or five days after deposit in the mail.

11. GENERAL.

     A. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties concerning the subject matter of this Agreement and merges and supersedes all prior discussions, agreements, and understandings of any kind between them. This Agreement may not be modified or amended except by a writing executed by both parties.

     B. NO CONTINUING WAIVER. No waiver of any term, condition, or covenant contained in this Agreement or any breach of this Agreement shall be held to be a continuing waiver of that or any other term, condition, or covenant of this Agreement or of any other or subsequent breach of this Agreement.

     C. CUMULATIVE REMEDIES. Except as expressly stated, all remedies, rights, obligations, and agreements contained in this Agreement are cumulative, and none of them shall limit any other remedies, rights, obligations, or agreements under this Agreement or otherwise.

     D. RELATIONSHIP OF PARTIES. This Agreement shall not be construed to create a partnership, joint venture, or the relationship of principal and agent between the parties, nor to impose upon either party any debts or obligations incurred by the other party except as expressly set forth in this Agreement.

     E. GOVERNING LAW. This Agreement, and all modifications or extensions thereof, shall be governed in all respects by the law of the state of Michigan applicable to contracts to be fully executed and performed in Michigan, without reference to conflict of laws. Any disputes arising under this Agreement shall be subject exclusively to the jurisdiction of the state and/or federal courts having jurisdiction over Kent County, Michigan. Both parties agree to accept the jurisdiction of such courts in connection with any such dispute. Both parties agree that service of process by personal delivery, certified or registered mail (return receipt requested), or reputable overnight courier to the other party's address above shall be deemed good and sufficient service for purposes of jurisdiction.

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     F. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision, and such invalid provision shall be deemed to be severed from this Agreement.

     G. BINDING ON SUCCESSORS. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, and successors.

     H. FORCE MAJEURE. Neither party shall be liable to the other for any failure to perform its obligations under this Agreement for up to 30 days due to a fire, riot, flood, explosion, sabotage, war, natural disaster, or other act of God.

     I. TITLES. The titles of sections of this Agreement are for convenience only and shall not be given any legal effect.

         In witness whereof the undersigned have executed this Agreement on the date s indicated below.

ACCEPTED AND AGREED:
SIERRA MEDICINALS, INC.                     L. PERRIGO COMPANY
By     Herman H. Rapppaort                  By   Mark Olesnavage
       -----------------------------------       -------------------------------
Name       Herman H. Rappaport              Name     Mark Olesnavage
Title      Chief Executive Officer          Title    Executive Vice President
Date       May 8, 2003                      Date     May 20, 2003
           -------------------------------           ---------------------------

Rosenblatt hereby:
     1. Consents to the foregoing.
     2. Acknowledges that Licensor has the exclusive right to enter into the foregoing.
     3. Acknowledges, represents and warrants that Licensor has:
          (a) the ownership or exclusive control of all the Licensed Elements, and
          (b) the power and authority to full fill its obligations under the foregoing Agreement.
     4. Agrees:

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          (a) to make himself available, and provide his cooperation pursuant to the forgoing as though he were the Licensor and had signed this agreement in his individual capacity as Licensor,

          (b) that individually and against any other person he is not entitled to any additional compensation, notice, reimbursement or any other right as a result of Licensee's operations under the foregoing or use of the Licensed Elements other than can be asserted by Licensor under the Agreement, and
          (c) that he is bound by the provisions of sections 5B, 6C and 9 of the foregoing Agreement as though he had signed the Agreement as the Licensor.

                                               BY DR. STEVEN ROSENBLATT 5/8/03
                                               -------------------------------
                                               Dr. Steven Rosenblatt, M.D., Phd.

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